Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-258946, 333-259347, 333-271424, 333-273282, 333-277974, 333-281936, 333-283636 and 333-283812) and Form S-‐8 (File Nos. 333-238143, 333-258996, 333-269875 and 333-278863) of our report dated March 31, 2025, which includes an explanatory paragraph regarding Super League Enterprise Inc. and Subsidiaries’ ability to continue as a going concern, relating to the consolidated financial statements of Super League Enterprise, Inc. as of and for the years ended December 31, 2024 and 2023, which appears in this Form 10-K.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

March 31, 2025